Exhibit 99.2
     MANAGEMENT DISCUSSION SECTION
Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Applied Micro Circuits Q3 2009 Earnings Call. As a reminder, today’s call is being recorded.
Now, for opening remarks and introductions, I would like to turn the call over to Mr. Bob Gargus, Chief Financial Officer. Please go ahead, sir.
Robert G. Gargus, Senior Vice President and Chief Financial Officer
Good afternoon, everyone and thank you for joining today’s conference call. On the call today with me is Kambiz Hooshmand, our President and CEO, and Paramesh Gopi, our Chief Operating Officer.
Before turning the call over to Kambiz, I want to remind you that the forward-looking statements discussed on this call, including guidance that we will provide on revenue, non-GAAP gross margin, non-GAAP operating expenses and certain other financial targets, are based on the limited information available to us today. That information is likely to change.
There are numerous risks and uncertainties that affect our business and may affect these forward-looking statements, including product demand and mix, product development and introductions, design wins, manufacturing, the impact of workforce reductions and the integration of new or moved operations, risks relating to macroeconomic conditions and markets and other risks as set forth in our SEC filings, included in our Form 10-K for the year ended March 31, 2008. Our actual results may differ materially from these forward-looking statements, and AMCC assumes no obligation to update forward-looking statements made on this call.
I also want to point out that AMCC has several analysts to cover the stock and this creates a range of variability relative to the Street financial models. When we say Street estimates, we mean the consensus of the major analyst models and not necessarily the guidance that was given by the company.
With that, I’m going to turn the call over to Kambiz. Kambiz?
Kambiz Hooshmand, Chief Executive Officer and President
Thanks Bob and good afternoon everyone. Before I start, I’ll let you know that I do have a cold, so if I cough or sniffle during the call, please forgive me.
This was a very tough quarter for AMCC and the entire industry. The global economic crisis that began with the credit crunch and the financial institutions has now fully gripped our industry. While order patterns in October remained somewhat normal, November saw an almost complete freeze across the Board. Order patterns picked up again towards the end of December especially on our storage product line.
Visibility remains extremely poor. In January, we have seen some rush orders and order push outs often in the same week and even from the same customer.
In this uncertain environment, we remain committed to first managing our expenses prudently. In the December quarter, we did an outstanding job of managing our bottom-line, and I want to thank the entire team for a job well done. We put the brakes on expenses early and this demonstrates our ability to be proactive.

Second, we will continue to execute on our vision to provide energy efficient solutions to process, transport and store information for the next generation Internet data center and carrier central office.
We have excellent product cycles. We are embedded in many tier 1 platforms that will be the foundation for Ethernet based transport, Ethernet switching and control plane processing. We believe that these platforms will prosper once the economic conditions improve. It is encouraging that sell-through activity for the December quarter remains stronger on a relative basis. Therefore, our non-storage distribution channel inventories are at their lowest level in over a year, down almost two weeks from the September quarter. We will continue to monitor sell-through carefully, as we try to gather comprehensive data on end customer demand during this challenging period. Geographically, we are continuing to experience quite a bit of softness in North America. Asia is holding up better compared to other areas globally.
Now let’s look at what is under our control and review the progress we made during this past quarter.
Our 405 and 460 processors are under consideration at a number of storage related opportunities. PowerPC is a superior architecture that enables much faster read/write performance versus MIPS and ARM.
Additionally utilizing our field proven knowledge of storage applications, we have built-in important RAID and storage acceleration hardware into both the 405 family and the 460 family. As a result, we have a performance advantage of some 50% versus our nearest competitor. A tier 1 customer has already begun schematic design using our 460EX. Another tier 1 is in the midst of detailed testing. As these storage appliances fit into the edge of the network, the volumes are much larger than any previous design win we’ve had so far. This is a brand new category for us representing significant new growth in 2010 and beyond.
During the quarter, we also focused on enterprise-class printing opportunities and closed a key design win at a tier 1 manufacturer using our 460EX. We expect this design to begin ramping in the latter part of 2009. Today this is a multi-million dollar per year account for our much larger competitor. This first design opens the door to many new opportunities where we will unseat this competitor. We are working with this class of customers to embed function specific IP and hardware accelerators. This will enable us to build a long relationship based on system level IP integration and system level cost reduction.
In the Enterprise Wireless Access Point segment our momentum continues. A key design win at a tier 1 OEM that we secured in 2001 [sic] has been announced and is ramping to production. This wireless access point has received excellent reviews in the press and is very well received by the end customers. Unfortunately, the order patterns remained somewhat erratic given the economic conditions but undoubtedly, the ramp will take place. This design win is an excellent example of the customer intimacy and a system level knowledge that we are building in each of our product segments.
We worked closely with this tier 1 back in 2007, defined our processor and its peripherals to be what they needed, and as a result blocked a much larger and more entrenched competitor early on. We are replicating this successful model in each subsequent generation of the product. As we integrate more functions into our powerful processors, we are even able to increase our ASPs, since we lower the overall system level cost.
In the previous quarterly calls, I had highlighted our strength in the Wireless Infrastructure area and this strength continues despite the macro economic conditions. Our presence in the 2.5G expansion in India continues through a tier 1 customer engagements. We continued to win control plane processing applications for various wireless transport protocols and LTE. In telco related wireline opportunities, this quarter we closed a number of design wins utilizing the strength of our telco relationships to bundle in PowerPC designs.
Moving our focus to transport, first let’s discuss the macro environment. Telco equipment suppliers are all experiencing a significant slowdown. It is difficult to assess how much of the slowdown is an inventory correction throughout the food chain, and how much of it is actual end customer demand related. Undoubtedly a significant amount of confusion exists, as large enterprises, banks and other financial institution cutback on their overall Telco spending. The consumer too may be cutting back on Telco related services, but I rather suspect the effect of the enterprise services being cutback is much larger. Unlike the Telco meltdown on 2001, almost all telecom service providers are in sound financial condition with manageable cash flows and debt. Furthermore, consumer demand for bandwidth continues to rise at a torrid pace with video download being a primary driver. Therefore, I am optimistic this Telco correction will not last as long nor will it be as severe as the one we had in 2001 through 2004.
Previously, I have emphasized that carrier networks are transitioning from voice centric SONET/SDH to data and Ethernet centric OTN, and this is gaining momentum. We first started our MEtrON OTN product line by introducing the Rubicon device in 2003. Rubicon is a leader in enabling Optical Transport Networks using AMCC’s patented Enhanced Forward Error Correction technology [EFEC]. Rubicon is a device used in the core of the carrier network. Our strong FEC code provides superior signal to noise margins, allowing carriers to build simplified long haul networks. This saves the carrier significant operational costs over the life of the network. It is deployed at many carrier networks across the world.
Rubicon began to ramp in the later part of 2007 and maintained a very healthy growth rate in the first two calendar quarters of 2008 — just before the global economic crisis took its turn for the worst. Therefore, we remain optimistic that Rubicon will re-emerge and will refuel AMCC’s growth.
In 2008, we introduced the second member of our MEtrON family, Pemaquid. We have previously talked about this device at length. Pemaquid complements and augments Rubicon as it moves the strength of our network level cost savings from the core to the Metro. Pemaquid represents significant upside to Rubicon since the Metro is several times higher volume versus the core. Pemaquid has secured design wins in over 25 major OEM platforms and is still growing.
The first of the platform using Pemaquid has been announced at a major tier 1. This new platform is a carrier-class Ethernet aggregation platform for the Metro. This new platform represents a major shift in the way carrier networks will be built, a shift that we have been talking about for quite some time. This platform aggregates and transport Ethernet traffic while in the future terminating services such as DSL, cable, video on-demand, voice over IP and many other IP based services simultaneously.
Traditionally, carriers have built their optical transport layer, and their service termination layers separately. This platform will be the basis for collapsing multiple parts of the network and simplifying the network architecture. Pemaquid serves as a key role in this platform as it helps revolutionize the architecture of the service provider networks. Hence we are very optimistic about the opportunity represented by this design win. We have begun to receive initial orders, but again order patterns are affected by the macro conditions.
We are now working on the third, fourth and fifth members of our MEtrON family of Ethernet based OTN. Since we have not announced these products, I will provide only sketchy detail here. These devices further enhance our position in the networks and add to our market share gains. In the December quarter, using early models of these devices, we secured new design wins in two major European tier 1 OEM to enhance their MSPP platforms with OTN capabilities. We also secured three significant design wins in China, Metro Ethernet, MSTP and optical transport platforms. These represent important footprint expansion for AMCC.

Proof of our OTN traction can be witnessed as our platforms utilizing the MEtrON family are rolled out into the largest networks in the world like AT&T, Verizon, Qwest and Sprint in North America, and British Telecom and Deutsche Telecom in Europe.
Finally, I will mention here that Pemaquid has just received the product of the year 2008 award by Electronic Products Magazine for its integration, low power and efficient total system cost. I will remind you that this the second year in a row that we have received “The Product of the Year” award from Electronic Products Magazine. Last year, we received the same award for the PowerPC 405EX. The same product, that as I mentioned before, has won numerous design wins in wireless access points, wireless infrastructure, Ethernet switches and storage devices.
In the data center as the servers and switches transition from 1 gigabit Ethernet to 10 gigabit Ethernet, we are poised to grow our revenues since we have secured a large number of SFP+ and KR design wins. SFP+ is used for rack-to-rack and server to switch connectivity. KR is used for backplane connectivity especially in blade servers. In the December quarter, we secured additional design wins in both areas. We expect the ramp to begin in the second half of 2009 though the effect of the macro economy is hard to predict.
Turning to storage, we further increased our share in the channel for serial RAID controllers. We gained six points of market share in the U.S. and strengthend our number one market share position. Total SAS unit volume grew at a triple-digit percentage rate sequentially for the second consecutive quarter increasing our SAS market share to over 13% from just 2% last May. Our leading technology, superior solutions and world-class support for our customers is allowing us to beat out larger competitors in our end markets.
We have just been designed into a leading vendor’s IP surveillance camera storage platform. There is an increasing need to process and store multiple video streams into a backend storage device, and thus networked surveillance camera market is emerging as a high growth segment for our products.
One area that I am not pleased with our performance is in inventory management. Bob will provide further details later, but I will add some color here. During the December quarter, we managed our processor and storage inventory down on a sequential basis. Unfortunately, our transport inventory especially telecom related inventory rose sharply. Our telecom devices are long lead items and given the success we were enjoying, we did not shut off the order valves fast enough. As I mentioned before, I am certain our telecom products will continue to have strong demand and we will likely manage this inventory level down. As a team, we are committed to strong management of our assets.
On OpEx as I mentioned before, I am very pleased with our performance in the December quarter. However, in the current quarter additional expenses will be incurred related to chip tapeouts and payroll taxes. I want to emphasize that we remain committed to managing our expenses such that we remain at least cash flow neutral in the long-run. Given the magnitude of this slowdown and the possibility that it may last for some time, we are in the detail planning phases of a material OpEx reduction. Most of the benefits of this OpEx reduction will be realized in the June quarter. In a separate press release, we will provide you more information in two to four weeks.
Now I am going to turn the call over to Bob. Bob?
Robert G. Gargus, Senior Vice President and Chief Financial Officer
Thanks Kambiz. Third quarter revenues were $57.6 million down $19.4 million or 25% compared to the prior quarter and down 13% from the same quarter a year ago. Processor revenues were $28.5 million, transport revenues were $16.3 million and storage revenues were $9.8 million, and licensing revenues were $3.0 million.
Sales to North America accounted for approximately 40% of total revenue, sales to Europe contributed 21% and sales to Asia contributed 39%. No single direct customer represented 10% or more to the December quarter revenues.
Turning to the P&L, our third quarter non-GAAP net income was $3.9 million or $0.06 per share compared to our non-GAAP net income of $10.3 million or $0.16 per share for the prior quarter. Our non-GAAP net operating margin as a percentage of revenue was 2.3% compared to 10.1% for the prior quarter.
Our interest income was 2.7 million and excluded the impact of a $10.1 million other than temporary impairment charge that we took on certain securities within our investment portfolio.
The share count for EPS purposes were 65.5 million shares. We are expecting the March share count for EPS purposes to continue to be in the range of 65 to 66 million shares before any stock repurchase. No shares were repurchased last quarter. I will mention here that given the economic environment, our Board has suspended any stock repurchase for at least 90 days in order to get a better feel for the depth of this recession.
In terms of OpEx guidance for the fourth quarter, we are expecting expenses to be in the range of $36 million plus or minus $ 0.5 million. The reason for the increase in OpEx for the March quarter is threefold. One, the tape out cost carried forward from the last quarter. Two, increase payroll taxes that occur in the March quarter as FICA taxes, etc. start over; and, three, expense reductions which we will implement in a few weeks that will only have a partial impact on the March quarter, but will have a full impact on the June quarter. These reductions are aimed at the goal of remaining cash flow neutral in future quarters.
Interest income is expected to be between $2 and $2.5 million reflecting lower returns due to depressed market conditions and our marginally lower cash balances.
Our tax rate continues to be projected at 3% for the next several quarters.
Turning to the balance sheet, our cash and investments totaled $187.9 million at the end of the third quarter. Our cash and investments are down approximately $13 million from the end of the second quarter. This decrease is primarily due to cash paid for an architectural technology license we purchased for our processor business.
During the quarter, we used $6.9 million of cash from operations and used approximately $1.9 million for capital expenditures. You can refer to our cash flow statement in the earnings release for more information.
Our working capital was approximately $219 million and we have no long term debt. DSO declined to 33 days from 37 days for the last quarter and we expect our DSO to range from 36 to 40 days going forward.
Net inventories were $38.8 million, up approximately 4.3 million from the prior quarter and inventory turns were 2.4 compared to the 3.6 last quarter. The magnitude of the downturn surprised us and the inventory build-up was attributive to greater than expected declines in revenue and the receipt of already committed purchases of inventory. Basically it takes three to four months to correct inventory levels because of lead times and many actions implemented in the December quarter would not show up until the March quarter.

Additionally revenue expectations declined all through the December quarter which will probably take us until the June quarter to fully correct. Long-term, we continued to target inventory returns at four or better.
Capital expenditures excluding the technology license for the quarter were $1.9 million and capital depreciation was 1.7 million.
Turning the GAAP, as you know, our non-GAAP financials exclude certain items required by GAAP such as amortization or impairment of purchased intangibles and goodwill, other than temporary impairment changes on our investment portfolio, stock-based compensation expenses, and restructuring charges. The time, occurrence and magnitude of such items can be difficult or impossible to estimate for future periods.
Our net loss on a GAAP basis was $274.5 million versus a net loss of $2.3 million last quarter. The difference in our third quarter GAAP net loss of $274.5 million and our third quarter non-GAAP net income of $3.9 million is a delta of $278.4 million. This 278.4 million is primarily comprised of one, an impairment charge of $264.1 million for goodwill, two, $10.1 million related to other than temporary impairment charges related to certainty securities in our investment portfolio, three, $1.9 million of stock-based compensation, four, $5.6 million of amortization of purchase intangibles, five, $1.1 million of restructuring charges, and six the reversal of the deferred tax liability of $4.2 million no longer required as the related acquired goodwill has been written off.
Looking forward to the fourth fiscal quarter, we can expect certain non-GAAP charges such as the amortization of purchased intangibles and the stock-based compensation to continue. A complete reconciliation between GAAP and non-GAAP financials can be found in our earnings release which can be found in the Investor Relations section of our website. Please note that there is no reconciliation for forward-looking non-GAAP measures.
That concludes my remarks, and I’ll turn the call back to Kambiz.
Kambiz Hooshmand, Chief Executive Officer and President
Thanks Bob. Today we announced that, I will be leaving AMCC on June 1, 2009 and handing the CEO role to Paramesh Gopi. Paramesh joined AMCC as a Chief Operating Officer in June of 2008 from Marvell, where he was responsible for significant revenue growth in wireless and embedded processor product lines. He’s a brilliant strategist with a broad scope of knowledge about customer platforms and applications. Over the past six months, Paramesh’s efforts have enabled us to win significant new designs in enterprise, printing and storage applications. He has also streamlined our operations and marketing. I have never been more confident about our strategy and our ability to execute. He is a capable leader who will drive AMCC’s success during this next phase.
As you know, I joined AMCC about four years ago. At the time, AMCC had rapidly diversified into eight different product lines, lacking a coherent strategy and without end-customer applications in mind. We have successfully focused AMCC to provide energy efficient solutions to process, transport and store information for the next generation Internet data center and carrier central office.
We have successfully refreshed the PowerPC product line and we continue to win key platform designs. We are the undisputed leader in 10 gig OTN, building the next generation carrier core and Metro Networks. We are a leader in the transition to 10G SFP+ and KR. We are the number one leader in the channel for SAS and SATA. Obviously the macro conditions have not helped us these past few years. The industry was hit by stock option investigation issues, by inventory corrections and finally the now ongoing global credit crunch. But the foundation we have built and the strategic work that Paramesh will carry forward will undoubtedly prevail. AMCC will use its key assets to build deep rooted customer relationships and build excellent results for employees, shareholders and partners.
I want to thank all of you for allowing me to be part of the team. Now, let me turn the call over to Paramesh for him to say a few words, he’ll be around for the Q&A section. Paramesh?
Paramesh Gopi, Senior Vice President and Chief Operating Officer
Thanks Kambiz. I’m very pleased to have the opportunity to lead AMCC starting June 1st. I first met Kambiz in early 2008 and was impressed with his vision and the progress that he had made in coalescing AMCC’s key assets in mixed-signal technology, processor technology and storage software to provide a blueprint for a data center and wide area information transport and management.
I am certain that in 2009, 2009 will be a seminal year for us as we drive our PowerPC core technology to Ultra-low power deep Sub-Micron processes and combine them with some of the world-class outstanding mixed-signal transport capabilities to produce disruptive products for data center and wide area transport systems.
I look forward to continuing our foray and to providing sustainable and energy efficient solutions for networks and data centers. I also want to thank Kambiz for being a mentor and a friend. We will miss him here dearly and he will always remain a friend of AMCC. Kambiz?
Kambiz Hooshmand, Chief Executive Officer and President
Thanks Paramesh. Over the course of the next several months leading up to June 1, Paramesh and I, together with Bob will put in an extra effort to get in front of you, the investors, so you can get to know Paramesh better. We will be scheduling these visits in February and subsequently.
Okay. Now, it comes the time to provide our guidance for the March quarter. This is a difficult task in any quarter, but at this time, with the global economic conditions worsening, it is especially difficult. Some of our peers in the semiconductor industry have abandoned giving full guidance altogether. We will still take the risk that we can navigate these waters.
I will restate that we do not believe we have seen the bottom of this global crisis, and as such, at this time, it is difficult to predict the timeframe for the recovery. We see continuous weakness in the channel especially in North America driven by caution, a desire to go to negligible inventories and overall economic degradation and uncertainty. We’re not losing any existing sockets, quite to the contrary we are accelerating our design win rates and the volume and quality of these design wins. Many of our highest volume ever designs ramp in 2009, as I highlighted before.
We’re forecasting for the March revenues to be down sequentially by approximately 20 to 25%. Despite these conditions we will continue to focus on executing on the fundamentals of the business and controlling cost and making adjustments as necessary to counteract the impact of declining revenues. More details later on our OpEx plans as I mentioned before in about two to four weeks.
Now I am going to turn the call over to Bob for the Q&A session. Bob?

Robert G. Gargus, Senior Vice President and Chief Financial Officer
Thank you Kambiz. This concludes our formal remarks. Operator, please provide instructions for the Q&A session.

     QUESTION AND ANSWER SECTION
Operator: [Operator Instructions]. And we’ll go first to Sandy Harrison with Signal Hill Research.
<Q – Sandy Harrison>: Hi. Thanks for taking my question and best of luck to you Kambiz.
<A – Kambiz Hooshmand>: Thank you.
<Q – Sandy Harrison>: Just kind of hit on a couple of points for clarification. Typically these environments where you can grab that market share that you’ve talked about and you eluded in the storage space some of the competitive landscape, you guys have introduced a number of products for couple of different markets. So maybe you could spend a quick second and kind of update us on the competitive landscape of the three sectors. So that we can keep an eye on where you guys are having success and the customers that are going to represent your growth going forward?
<A – Kambiz Hooshmand>: Thanks Sandy for the question. In the processor segment as I mentioned before we continue to win key designs in platforms in the enterprise switching, in the control plane processing of enterprise switching. We continued to win key designs and some of those are already starting to ramp in wireless access points for the enterprise wireless segment.
We continued to win designs in wireless infrastructure, and we continue to win designs in telco wrapping in our overall telco presence to win the controlled plane processing. Some of the new segments that we’ve entered just in the past quarter is enterprise printing. We had a key design win that I mentioned to you and we’re going to use that as a platform to unravel the rest of the business within that account and we have two target accounts within the enterprise printing, this is one of them. There is a second one that is in the works. These two together own a significant portion of the enterprise printing segments. So, overall I am extremely pleased with the progress that we’re making in the processor segment relative to our competition.
Also the long standing effort that we’ve had with moving towards a high speed core that’s based in TSMC with higher gross margin potential, much high gross margin potential is coming to fruition. So, I’m extremely pleased with that.
Moving into the transport area, it’s been always about 10G connectivity both in the carrier office and in the data center and in both areas, we continue to win key designs. The one that I mentioned on the call today really is a transformational platform that takes the carrier network and transforms it from an optical layer and services layer, being two separate layers, two separate set of management domains that they have to manage operationally everyday to collapsing them to a single layer and that particular platform over time is going to be a very nice volume, and our Pemaquid plays a key role there and we’re going to continue to win designs on that platform and similar platforms.
In 10 gigabit SFP+ and KR, we continue to win. And then in storage I think the area that I am most encouraged by is the fact that Paramesh is helping with his vision and his customer contacts. We’ve moved to the edge of the network with storage appliances that go all the way to the small medium business, the server category and the kind of volumes we’re going to see there are substantially higher than any volume we’ve seen so far and as I mentioned we’ve won one tier 1 already, they’ve done schematic, capture with us and the other one is in testing and things are going very well for us.
<Q – Sandy Harrison>: Got you. And then you’d talked a little bit back to the 10 gig optical, the SFP+. I sense you guys are having little bit more of a carrier focus in your business going forward based upon some of your comments. As far as, some of the SFP+ — is that, are those wins and those opportunities being pushed out or are you guys seeing it continue to move along and the carriers evaluating more worried about the technology. Just trying to understand sort of how the progression is?
<A – Kambiz Hooshmand>: Sandy, I just wanted to make sure I correct something. What I tend to do is quarterly call to quarterly call, I tend to shift the focus on what I talk about. This particular time especially because Pemaquid won product of the year and because Pemaquid’s first platform went to production and we started to receive orders. I decided to spend more time on Pemaquid and on OTN, in the call that I no way — I meant that to imply that we’re not involved in SFP+ and KR and some of the big opportunities that we’ve had there. So, we are still very much a player in SFP+ and KR, and the whole transition to 10 gig and both the data center and in the carrier central office. So I just wanted to make sure we get that down. I’m sorry, what was the specific... ?
<Q – Sandy Harrison>: I was just — as far as the market growth in those phases. I mean you have a nice mix from both the carrier, now the data center product with that. On the data center front, just the SFP+ is something you guys have been talking about for several quarters now and has it been slowed by the overall market or is it continuing to move along the process?
<A – Kambiz Hooshmand>: We had — we had always assumed SFP+ would be later half of 2008, in the latter part of 2008 phenomena. But as — it always happens with complex technology, it took longer and it effectively was pushed into the second half of 2009 and this comment pre-dates the current economic slowdown. With the economic slowdown, it’s really hard to predict anything. This is things that goes into the data center to enable the data center for the higher speed. And obviously everybody is revisiting, every CFO is revisiting their spending patterns. But we’re still absolutely convinced that whether it’s the later part of 2009 or the second half of 2009, or early part of 2010, SFP+ is going to happen.
<Q – Sandy Harrison>: Great. Thanks for taking my questions and I will see you in February.
<A – Kambiz Hooshmand>: Thank you.
Operator: We’ll go next to Christian Schwab with Craig-Hallum Capital.
<Q – Christian Schwab>: Great, thank you. Bob, what do you expect your gross margins to be, Did I miss that?
<A – Robert Gargus>: I expect them to be down between 100 and 150 basis points for the March quarter due to product mix and higher or, excuse me, less absorption. So I’ll have to expense more directly to the P&L.
<Q – Christian Schwab>: Great. And then Kambiz, good luck with whatever you decide to do next. When you look at your guidance for revenue, down 20% to 25% sequentially, if you had to guess what percentage of that is end user demand and what percentage of that is a continuation of reduced inventory or an inventory work down by customers, could you attempt to guess that?
<A – Kambiz Hooshmand>: I will start by saying Christian that we had a pretty decent POS quarter actually on a relative basis as I mentioned on the call. We actually did not see anything close to the kind of drop that we saw on a sell in basis. So, clearly, there is an inventory correction that is exaggerating the effect of the end demand going down as well. But this environment is extremely difficult to predict anything. I do think the end demand is down. I don’t know exactly how much the end demand is down, but what we can see some from the POS is encouraging. So in terms of what we are predicting for the March quarter, a lot of it is in fact still inventory correction. And Christian, thanks for the well wishes and enjoyed working with you.
<Q – Christian Schwab>: Thank you. Bob, what type of a turns business do you have to do to get to 45 million midpoint, 44 or 45 million?

<A – Robert Gargus>: That’s based on the consistent kind of turns that we have achieved in prior quarters. So that’s built into the guidance. We always look at our historical turns the last few quarters and we factor that in as part of how we give the guidance.
<A – Kambiz Hooshmand>: Christian let me add some more color to that. In terms of absolute dollars, this would be an extremely low turns quarter for us in terms of absolute dollars. But given the current environment, even that comment has only limited value because in November, orders basically completely shut down as basically nothing was coming in November. So can we go into that again or not? As I mentioned during the call and I’ll reiterate here and reemphasize, we are having a reasonably good January. Can it continue? Can it stop tomorrow? I don’t know, but the last couple of weeks in January have been reasonably encouraging.
<Q – Christian Schwab>: Great. And then to make sure I understand correctly your statements earlier, in the next two to four weeks you would expect to make announcements of expense reductions or further rightsizing of the company to the current economic environment, is that correct?
<A – Kambiz Hooshmand>: Correct. As you know, Christian, Bob and I... and I am sure Paramesh will continue with us, have always been pretty transparent with you the investors and the community about the structure of the company. We’ve been saying for sometime that we remain committed to be cash flow neutral in the worst possible case. And so we are going to try to rightsize the company to a cash flow neutral position. Obviously, in this environment, things have turned out to be a lot worse than any of us thought. And yes, we will be relatively explicit in two to four weeks in terms of what our OpEx structure is going to look like. But the guidance that Bob gave you for March is essentially in effect because whatever we do will be to too late to take any sort of major impact in March. But really the benefits of the OpEx reductions will come in the June quarter.
<Q – Christian Schwab>: One last question. Do you think... can you, at this point, do you think the March quarter... do you think June quarter will be down sequentially from here or do you just have no visibility?
<A – Kambiz Hooshmand>: Visibility is extremely poor. I think any answer I give you right now has no value because historically, we haven’t guided that far out because visibility is poor that far out in our industry. And in this environment, visibility is 10 times worse. So I think it’s better if we all just wait and see how it evolves. It could change very quickly.
<Q – Christian Schwab>: And I apologize, I have one more question for Paramesh. Wondering, as you look at the business in process, transport and storage, do you think, the company, as you see it, can remain competitive in all of those areas or do you see things that might need to be changed as far as the strategic direction over the course of the next year?
<A – Paramesh Gopi>: So I think the key foundations of the company lie in those three areas, right? So if you look at where we need to go build, basically using those building blocks and focusing on expanding into the markets that we already are in and actually looking at, what I’ll call adjacent markets. For instance, Kambiz had mentioned, edge of network devices. As you know, the edge of the network is actually getting rapidly upgraded due to things like the iPhone going forward and video caching. So the ability to have local storage at the edge of the network is going to be very critical. It plays right into kind of our technology mix. So at this point in time, we have got to build based on the assets that we have. And I think it’s an interesting series of events that are driving us to be able to leverage those assets.
<Q – Christian Schwab>: Great. Thank you.
Operator: [Operator Instructions]. We’ll go next to James Schneider with Goldman Sachs.

<Q – James Schneider>: Hi guys. This is Mark Delaney calling for Jim Schneider. Thanks for taking my question. I guess to start out, I was wondering do you have any kind of end market color related to your revenue guidance that is down 20 to 25%, maybe some segments down more, maybe some that are relatively holding up better.
<A – Kambiz Hooshmand>: Yeah, I’ll comment that telecom continues to be extremely challenging. It is actually surprising how challenging it has become and that partially explains the inventory comments that I made relative to our telecom sector. Our processor business is actually holding up relatively nicely, and I believe a good portion of that has because of these design wins ramping up. And then the storage business from a standpoint of share gain is holding up very nicely and our POS sell through is actually doing not too badly on a relative basis given the environment.
<Q – James Schneider>: Thanks. That’s helpful. I’m wondering in terms of credit environment that you talked about and the Nortel bankruptcy in particular, I mean are you guys seeing? I mean is that a case in particular, I mean an impact on you guys beyond that or are there other things that you guys are seeing that we should be aware of?
<A – Kambiz Hooshmand>: Sure. As you know, when I joined almost four years ago, Nortel was a number one customer for AMCC and in fact a 10% customer. In fact, every quarter we used to announce that Nortel was above 10%. Fortunately, we have worked a very nice diversification program and built new relationships with people like Cisco and expanded our revenue there, people like Huawei. And at the moment for quite some time, Nortel has not been a number one customer for us. So the fact that Nortel is going bankrupt from that perspective is going to have limited effect on us.
I will also point out that the vast majority of our business is with Nortel’s Metro Ethernet platform and optical platform and those platforms are actually up for sale for quite sometime. And I believe that there is tremendous value in the work they have done in 10 gig, 40 gig and 100 gig platforms, many of which use AMCC chips and AMCC devices. And I think the MEN business, the Metro Ethernet and optical business will in fact potentially be sold to another company and it will actually do very well, and that will do pretty well for us.
Now from a credit standpoint if you have any concerns relative to credit, we have a very small credit left from Nortel. The rest is really done through contract manufacturers. And therefore our business in not directly with Nortel, so we don’t — we have a very small credit relationship with Nortel and therefore that’s a small risk there.
<Q – James Schneider>: Thanks, that’s helpful. I guess a final one, drilling down a little bit more on the inventory correction and on demand. If kind of what you guys are expecting obviously limited visibility, down 20 to 25% sequentially and kind of the turns you are expecting. If things kind of play out that way for in kind of run rate that, I mean if that was the case, how long do you think the inventory correction would last with things progressing at that type of trend?
<A – Kambiz Hooshmand>: Well at this point our inventory in the channel for the chip business, which is our processor and transport business is relatively at relatively low levels, just the lowest it’s been in over a year. Can it correct much below this? Not very much below this. So I would assume that if the demand does not get much worse that the inventory correction had to be over by March or at the most by the June quarter. But it’s hard to predict in this environment is just how bad is the end demand. And I think unfortunately, no one knows the answer and peer companies are also suffering from the same thing as we see from Intel’s numbers for example. Obviously, the PC numbers are substantially down. And is that an indication of what’s going to happen to demand in other parts of the network? It’s very difficult for us to predict. But net-net, from an inventory standpoint, we stand at a very low level in our distribution channel.

<Q – James Schneider>: Thanks guys. That’s it from us.
<A – Kambiz Hooshmand>: Thank you, Mark.
Operator: We’ll go next to Sanjay Devgan from Morgan Stanley.
<Q – Sanjay Devgan>: Actually, all of my questions have been answered. Thank you.
<A – Kambiz Hooshmand>: Okay, Sanjay. Thank you.
Operator: We’ll go next to Brian Thonn with Kingdom Ridge Capital. Brian, your line is now open. And hearing no response, it appears we have no further questions. I would like to turn the call back over to our speakers for any additional or closing remarks.
Robert G. Gargus, Senior Vice President and Chief Financial Officer
Well, with that, we would like to thank all of you for joining us on the call and we look forward to perhaps meeting with you over the next couple of months. And if not, then we’ll talk to you again in April in the next earnings call. Thank you. Bye.
Kambiz Hooshmand, Chief Executive Officer and President
Thank you. Bye.
Operator: And again that does conclude today’s call. We do appreciate everyone’s participation. You may disconnect at this time.